Exhibit 10.1

Execution Version

SECOND AMENDMENT TO

CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of June 23, 2023 (this “Second Amendment”), is made by and among TRANSMEDICS GROUP, INC., a Massachusetts corporation (the “Borrower”), the Lenders party hereto and CANADIAN IMPERIAL BANK OF COMMERCE as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement referred to below.

RECITALS

WHEREAS, the Borrower, certain Lenders and the Administrative Agent are party to that certain Credit Agreement, dated as of July 25, 2022 (as amended by that certain First Amendment to Credit Agreement, dated May 8, 2023, and as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Loan Parties, the Lenders and the Administrative Agent wish to amend the Credit Agreement as provided herein, all on and subject to the term and conditions hereinafter set forth;

WHEREAS, the Lenders party hereto constitute the Required Lenders under the Credit Agreement; and

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto hereby covenant and agree as follows:

SECTION 1. Amendments to Credit Agreement.

(a) Section 1.1 of the Credit Agreement is hereby amended to add the defined terms below, as follows:

“Existing Letters of Credit”: the letters of credit described on Schedule 1.1B.

“Second Amendment” means that certain Second Amendment to Credit Agreement dated as of June 23, 2023, among the Borrower, the Lenders party thereto and the Administrative Agent.

“Second Amendment Closing Date” as defined in the Second Amendment.

“Unfriendly Acquisition”: any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any acquisition of a non-U.S. Person, an otherwise friendly acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly acquisition.

(b) Section 1.1 of the Credit Agreement is hereby amended to amend and restate the defined terms below, as follows:

“Amortization Start Date”: July 31, 2026.

“Cash Management Bank”: (a) CIBC or an Affiliate of CIBC (including, without limitation, US Bank National Association, Canada Branch) and (b) with respect to the Existing Letters of Credit, CIBC or an Affiliate of CIBC.

“Cash Management Services”: (a) cash management and other services provided to one or more of the Loan Parties by a Cash Management Bank which may include treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system), merchant services, direct deposit of payroll, business credit card (including so-called “purchase cards”, “procurement cards” or “p-cards”), credit card processing services, debit cards, stored value cards, and check cashing services identified in such Cash Management Bank’s various cash management services or other similar agreements, including, without limitation, a US Bank Canada Commercial Card Acknowledgement and Indemnity Agreement (each, a “Cash Management Agreement”) and (b) the Existing Letters of Credit.

(c) Section 1.1 of the Credit Agreement is hereby amended to delete the defined term “Revenue Milestone” in its entirety.

(d) Section 7.2 of the Credit Agreement is hereby amended to add a new clause (m) as follows:

“(m) Indebtedness (x) of a Person (other than the Borrower or a Subsidiary) existing at the time such Person is merged with or into a Borrower or a Subsidiary or becomes a Subsidiary, provided that (i) such Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, this exception, (ii) such merger or acquisition constitutes a Permitted Acquisition or Investment, (iii) with respect to any such Person who becomes a Subsidiary, (A) such Subsidiary is the only obligor in respect of such Indebtedness, and (B) to the extent such Indebtedness is permitted to be secured hereunder, only the assets of such Subsidiary secure such Indebtedness, and (iv) the aggregate principal amount of such Indebtedness shall not exceed $1,000,000 at any time outstanding or (y) consisting of earn-outs permitted under Section 7.8(l)(xi)(C).”

(e) Section 7.3 of the Credit Agreement is hereby amended to add a new clause (q) as follows:

“(q) Liens existing on the property at the time of the acquisition thereof (and not created in contemplation of such acquisition) securing Indebtedness permitted under Section 7.2(m) that were assumed by the Borrower or a Subsidiary.”

(f) The definition of “Consolidated Adjusted EBITDA” under Section 1.1 of the Credit Agreement is amended to add the following after the last sentence:

“For the avoidance of doubt, Consolidated Adjusted EBITDA shall be determined to give effect to any EBITDA resulting from a Permitted Acquisition that occurred during the relevant period on a Pro Forma Basis.”

(g) Clause (c) of the definition of “Pro Forma Basis” under Section 1.1 of the Credit Agreement is amended and restated to the following:

“(c) pro forma effect will be given to: (A) the acquisition or disposition of companies, assets, divisions or lines of businesses by the Borrower and its Subsidiaries, including any acquisition or disposition of a company, assets, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the applicable period; and (B) the discontinuation of any discontinued operations; in each case of clauses (A) and (B), that have occurred since the beginning of the applicable period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of such period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be calculated according to the financial information contained in a “Quality of Earnings” or similar due diligence report acceptable to the Administrative Agent.”

(h) Section 7.6 of the Credit Agreement is hereby amended to add a new clause (f) as follows:

“(f) so long as no Event of Default shall have occurred and be continuing at the time or would result therefrom, the Group Members may make earn-out payments, payments in respect of seller debt or deferred purchase price payments in connection with a Permitted Acquisition so long as immediately after giving effect to such payment, (i) the Borrower and its Subsidiaries maintain at least $100,000,000 of unrestricted cash and Cash Equivalents in Deposit Accounts or Securities Accounts maintained with CIBC or its Affiliates and (ii) the Borrower and its Subsidiaries shall be in compliance with the covenants set forth in Section 7.1, based upon financial statements delivered to the Administrative Agent which give pro forma effect to the making of such payment (provided that if any such payment obligations constitute Subordinated Indebtedness, such payment must be permitted under Section 7.22);”

(i) Section 7.8(f) of the Credit Agreement is hereby amended and restated as follows:

“(f) intercompany Investments by (i) any Loan Party in any other Loan Party, (ii) any Group Member that is not a Loan Party in any other Group Member, (iii) any Loan Party in any Group Member that is not a Loan Party to the extent that such Investments (A) are used to fund operating expenses in the ordinary course of such Group Member’s business and (B) do not exceed $500,000 in any fiscal year of the Borrower or (iv) any Loan Party in any Group Member that is not a Loan Party to the extent that such Investment is used to consummate a Permitted Acquisition.”

(j) Section 7.8 of the Credit Agreement is hereby amended to add new clauses (l) and (m) as follows:

“(l) purchases or other acquisitions by any Group Member of the Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or all or substantially all of the assets of, or assets constituting one or more business units of, any Person (each, a “Permitted Acquisition”); provided that, with respect to each such purchase or other acquisition (unless one or more of the conditions below are waived by the Administrative Agent in writing):

(i) the newly-created or acquired Subsidiary (or assets acquired in connection with such asset sale) shall be (x) in the same or a related line of business as that conducted by the Borrower on the date hereof, or (y) in a business that is permitted by Section 7.17;

(ii) all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;

(iii) no Loan Party shall, as a result of or in connection with any such purchase or acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation or other matters) that, as of the date of such purchase or acquisition, would reasonably be expected to result in the existence or incurrence of a Material Adverse Effect;

(iv) the Borrower shall give the Administrative Agent at least five (5) Business Days’ prior written notice (or such later time as reasonably agreed by the Administrative Agent) of any such purchase or acquisition;

(v) the Borrower shall provide to the Administrative Agent as soon as practicable but in any event not later than five (5) Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to any such purchase or acquisition;

(vi) any such newly-created or acquired Subsidiary, or the Loan Party that is the acquirer of assets in connection with an asset acquisition, shall comply with the requirements of Section 6.11, except to the extent compliance with Section 6.11 is prohibited by pre-existing Contractual Obligations or Requirements of Law binding on such Subsidiary or its properties;

(vii) unrestricted cash and Cash Equivalents held at such time by the Borrower and its Subsidiaries in Deposit Accounts or Securities Accounts maintained with CIBC or its Affiliates shall equal or exceed $100,000,000 as of the date the definitive agreements relating to any such acquisition or other purchase are executed (after giving effect, on a Pro Forma Basis, to the consummation of such acquisition or other purchase);

(viii) (x) immediately before and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (y) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in compliance with the covenants set forth in Section 7.1, based upon financial statements delivered to the Administrative Agent which give effect, on a Pro Forma Basis, to such acquisition or other purchase;

(ix) no Indebtedness is assumed or incurred in connection with any such purchase or acquisition other than Indebtedness permitted by the terms of Section 7.2(m);

(x) such purchase or acquisition shall not constitute an Unfriendly Acquisition;

(xi) (A) the aggregate amount of the cash consideration paid by such Group Member in connection with any particular Permitted Acquisition shall not exceed $50,000,000, (B) the aggregate amount of the cash consideration paid by all Group Members in connection with all such Permitted Acquisitions consummated from and after the Second Amendment Closing Date shall not exceed $150,000,000 and (C) the aggregate amount of unsecured earn-outs, seller debt or deferred purchase price payments in connection with all such Permitted Acquisition shall not exceed $10,000,000 at any time outstanding;

(xii) in the event that the aggregate amount of the cash consideration paid by the Group Members in connection with any Permitted Acquisition exceeds $30,000,000, the Borrower shall deliver to the Administrative Agent pro forma financial statements of the Borrower and its Subsidiaries after giving effect to the consummation of such Acquisition supported by a quality of earnings report (to the extent provided to the Borrower) (or other comparable third-party financial analysis reasonably acceptable to the Administrative Agent, to the extent provided to the Borrower); and

(xiii) the Borrower shall have delivered to the Administrative Agent on the closing date of such acquisition, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(m) Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition, provided that such Investments were not made, in any case, by such Person in connection with, or in contemplation of, this exception.”

SECTION 2. Conditions to Effectiveness. This Second Amendment shall become effective on the first date (the “Second Amendment Closing Date”) when, and only when, each of the applicable conditions set forth below have been satisfied (or waived) in accordance with the terms hereof:

(a) this Second Amendment shall have been executed and delivered by each Loan Party, Lenders constituting all of the Required Lenders and the Agent;

(b) the representations and warranties contained in the Credit Agreement or in any Loan Document shall be true and correct in all material respects on and as of the Second Amendment Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; provided that, in each case, such materiality qualifiers shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the test thereof;

(c) no Default or Event of Default exists as of the Second Amendment Closing Date; and

(d) the Agent shall have received all accrued and reasonable fees, costs and expenses (including reasonable and documented out-of-pocket legal fees and expenses) and other amounts due and payable in connection with this Second Amendment on or prior to the Second Amendment Closing Date.

SECTION 3. Representations and Warranties.

(a) Each Loan Party (a) is duly incorporated, formed or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization, as applicable, (b) has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, to own and lease its property and (c) is qualified and in good standing to do business in every jurisdiction where such qualification or status is required, except such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) This Second Amendment is within each Loan Party’s powers and has been duly authorized by all necessary action on the part of such Loan Party. This Second Amendment has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Bankruptcy Code or any other state or federal bankruptcy or insolvency law, other laws affecting creditors’ rights generally and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) The execution, delivery and performance by the Loan Parties of the Second Amendment (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Operating Documents of any Loan Party, and (c) will not violate any Requirement of Law except, individually or in the aggregate, where such violation would not reasonably be expected to result in a Material Adverse Effect.

SECTION 4. Reaffirmation of the Loan Parties. The Borrower, on behalf of each Loan Party hereby consents to the amendment of the Credit Agreement effected hereby and confirms and agrees that, notwithstanding the effectiveness of this Second Amendment, each Loan Document is, and the obligations of each Loan Party contained in the Credit Agreement, this Second Amendment and in any Loan Document to which it is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as amended by this Second Amendment. For greater certainty and without limiting the foregoing, each Loan Party hereby confirms that the existing security interests granted by each Loan Party in favor of the Secured Parties pursuant to the Loan Documents in the Collateral described therein shall continue to secure the Obligations of the Loan Parties under the Credit Agreement and the Loan Documents as and to the extent provided in the Loan Documents.

SECTION 5. Amendment, Modification and Waiver. This Second Amendment may not be amended, modified or waived except in accordance with Section 10.1 of the Credit Agreement.

SECTION 6. Entire Agreement. This Second Amendment, the Credit Agreement, and the Loan Documents constitute the entire agreement among the parties hereto relating to the subject matter hereof and thereof and supersede all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. Except as expressly set forth herein, this Second Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. It is understood and agreed that each reference in each Loan Document to the Credit Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Credit Agreement as amended hereby and that this Second Amendment is a Loan Document. This Second Amendment shall not constitute a novation of any amount owing under the Credit Agreement and all amounts owing in respect of principal, interest, fees and other amounts pursuant to the Credit Agreement and the Loan Documents shall, to the extent not paid or exchanged on or prior to the Second Amendment Closing Date, shall continue to be owing under the Credit Agreement or such Loan Documents until paid in accordance therewith.

SECTION 7. Headings. Section headings used herein are for convenience of reference only, are not part of this Second Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Second Amendment.

SECTION 8. Severability. If any provision of this Second Amendment is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Second Amendment shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9. Counterparts. This Second Amendment may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by fax or other electronic transmission of an original executed counterpart of this Second Amendment shall be effective as delivery of an original executed counterpart of this Second Amendment.

SECTION 10. Governing Law. This Second Amendment is executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement. The provisions contained in Section 10.13 (Governing Law) and Section 10.14 (Submission to Jurisdiction; Waivers) of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety, mutatis mutandis.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

TRANSMEDICS GROUP, INC.

By:	/s/ Stephen Gordon
Name: Stephen Gordon
Title: Chief Financial Officer

[Signature Page to Second Amendment to Credit Agreement]

ADMINISTRATIVE AGENT:

CANADIAN IMPERIAL BANK OF COMMERCE

By:	/s/ Joseph C. Hammer
Name: Joseph C. Hammer
Title: Assistant General Manager

By:	/s/ Ramin Ganjavi
Name: Ramin Ganjavi
Title: Authorized Signatory

[Signature Page to Second Amendment to Credit Agreement]

LENDERS:

CANADIAN IMPERIAL BANK OF COMMERCE, as a Lender

By:	/s/ Joseph C. Hammer
Name: Joseph C. Hammer
Title: Assistant General Manager

By:	/s/ Ramin Ganjavi
Name: Ramin Ganjavi
Title: Authorized Signatory

[Signature Page to Second Amendment to Credit Agreement]

SCHEDULE 1.1A

EXISTING LETTERS OF CREDIT

1.

Irrevocable Standby Letter of Credit No. SBGT150564 issued on March 24, 2023 by Bank to Borrower for the benefit of ARE-MA Region No. 97, LLC c/o, Alexandria Real Estate Equities, Inc. in an amount of $250,000.00.